Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), effective as of October 31, 2006 (the “Effective Date”), to the employment agreement executed on September 20, 2001 (the “Employment Agreement”) by and between Curis, Inc., a Delaware corporation (the “Company”), and Daniel R. Passeri (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to reflect changes which the parties hereby agree to in connection with the Company’s continued employment of the Executive;

WHEREAS, it is essential to the Company to retain and attract as directors and executive officers the most capable persons available; and

WHEREAS, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors’ and officers’ liability insurance has been severely limited; and

WHEREAS, it is now and has always been the express policy of the Company to indemnify its directors and officers; and

WHEREAS, the Executive does not regard the protection available under the Company’s Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to continue to serve as a director and executive officer of the Company without adequate protection; and

WHEREAS, the Company desires the Executive to continue to serve as a director and executive officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments - The Employment Agreement shall be amended to include the following provisions.

1.1	Term. This Employment Agreement will remain in force and effect throughout the term of the Executive’s employment with the Company, as set forth in Section 1 of the Employment Agreement. The Executive’s employment with the Company may be terminated by either the Company or the Executive at any time subject only to the severance provisions contained in Section 1.2 hereof.

1.2	Termination and Severance. The benefits provided for the Executive under this Amendment shall be reduced by the salary continuation payments provided under the Employment Agreement. It is not intended that the Employment Agreement provide any benefits in addition to or duplicative of any benefits which the Executive is eligible to receive under this Amendment. This Amendment shall supersede any and all other prior agreements or arrangements for post-termination benefits and indemnification.

(a)	In the event the Executive’s employment terminates as a result of the expiration of the Employment Period (as that term is defined in the Employment Agreement), by the Company for Cause, by the Executive without Good Reason or due to the death or Disability (as defined in the Employment Agreement) of the Executive, the Company shall pay to the Executive only his base salary accrued through the last day of his employment with the Company.

(b)	In the event the Executive’s employment terminates as a result of a voluntary termination by the Executive for Good Reason, or a termination by the Company without Cause, upon execution of an general release of all claims against the Company, its employees, officers, directors and agents, in a form drafted by the Company, the Executive shall receive: (i) his base salary accrued through the last day of his employment with the Company, (ii) twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of the Executive’s then base salary, reduced by all applicable taxes and withholdings, in accordance with the Company’s then current payroll policies and practices and (iii) the medical and other benefits provided to him pursuant to the first sentence of Section 3.3 of the Employment Agreement as an Executive of the Company will cease upon termination and the Executive will immediately become eligible for continuation of medical/dental coverage pursuant to COBRA. Company will pay any difference between the COBRA premium and the amount the Executive would otherwise be responsible for with respect to the medical and dental coverage elected for a period of twelve (12) months from the date of such termination or as long as the Executive is eligible for COBRA, whichever period is shorter. At the end of this period, the Executive is eligible to continue coverage for the balance of the statutory period under COBRA, provided that the Executive pays the COBRA premium.

(c)	For purposes of this Amendment, the definitions of “Good Reason” and “Cause” shall be those set forth in Section 4(e) of the Employment Agreement.

(d)	In the event the Executive’s employment terminates as a result of termination of the Executive by the Company or its successor without Cause, or by the Executive for Good Reason, within twelve (12) months following a Change in Control Event, upon execution by the Executive of a general release of all claims against the Company, its employees, officers, directors and agents, in a form drafted by the Company, the Executive shall receive (i) his base salary accrued through the last day of his employment with the Company; (ii) twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of the Executive’s then base salary, reduced by all applicable taxes and withholdings, in accordance with the Company’s then current payroll policies and practices (iii) the medical and other benefits provided to him pursuant to the first sentence of Section 3.3 of the Employment Agreement as an Executive of the Company will cease upon termination and the Executive will immediately become eligible for continuation of medical/dental coverage pursuant to COBRA. Company will pay any difference between the COBRA premium and the amount the Executive would otherwise be responsible for with respect to the medical and dental coverage elected for a period of twelve (12) months from the date of such termination or as long as the Executive is eligible for COBRA, whichever period is shorter. At the end of this period, the Executive is eligible to continue coverage for the balance of the statutory period under COBRA, provided that Executive pays the COBRA premium. For purposes of this paragraph, Executive’s “Base Salary” shall be the greater of the amount in effect either immediately prior to the Change in Control Event or the termination date of Executive’s employment. The benefits provided under this Section 1.2(e) shall be in lieu of any benefits the Executive would have otherwise been entitled to pursuant to Section 1.2(b) of this Amendment.

(e)	For purposes of this Amendment, a “Change in Control Event” shall mean:

(i)	The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)	Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Amendment by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(iii)	The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation or other form of entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or entity is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(f)	Notwithstanding any provision of this Amendment to the contrary, if, at the time the Executive’s employment is terminated, the Executive is a

“specified employee” within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and the regulations thereunder, then any payments to be paid or provided to the Executive under this Amendment that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed by a period of six (6) months and (i) all payments that would have been made to the Executive during such six (6) month period shall be made in a lump sum in the seventh (7th) month following the date of termination and (ii) all remaining payments shall commence in the seventh (7th) month following the date of termination.

1.3	No Duty to Seek Employment. The Executive and the Company acknowledge and agree that nothing contained in this Amendment shall be construed as requiring the Executive to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on the Executive’s seeking or accepting such alternative or replacement employment.

1.4	Indemnification. Upon the later of (1) six years after the date that the Executive shall have ceased to serve as an executive officer of the Company or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or (2) the final termination of all Proceedings (as defined below) pending on the date set forth in clause (1) in respect of which the Executive is granted rights of indemnification or advancement of Expenses (as defined below) hereunder and of any proceeding commenced by the Executive pursuant to Section 1.4(h) of this Amendment relating thereto, the Company shall provide indemnification to the Executive as follows:

(a)	Indemnification in Third-Party Proceedings. The Company shall indemnify the Executive in accordance with the provisions of this Section 1.4(a) if the Executive was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the Executive’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Executive in connection with such Proceeding, if the Executive acted in good faith and in a manner which the Executive reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which the Executive reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)	Indemnification in Proceedings by or in the Right of the Company. The Company shall indemnify the Executive in accordance with the provisions of this Section 1.4(b) if the Executive was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Executive’s Corporate Status (as defined below) or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Executive in connection with such Proceeding, if the Executive acted in good faith and in a manner which the Executive reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Section 1.4(b) in respect of any claim, issue, or matter as to which the Executive shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Executive is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.

(c)	Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Amendment, except as set forth in Section 1.4(h), the Company shall not indemnify the Executive in connection with a Proceeding (or part thereof) initiated by the Executive unless the initiation thereof was approved by the Board of the Company. Notwithstanding anything to the contrary in this Amendment, the Company shall not indemnify the Executive to the extent the Executive is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to the Executive and the Executive is subsequently reimbursed from the proceeds of insurance, the Executive shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

(d)	Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Amendment, to the extent that the Executive has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, the Executive shall be indemnified against all Expenses incurred by or on behalf of Executive in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Executive, (ii) an adjudication that the Executive was liable to the Company, (iii) a plea of guilty or nolo contendere by the Executive, (iv) an adjudication that Executive did not act in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that the Executive had reasonable cause to believe his or her conduct was unlawful, the Executive shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(e)	Notification and Defense of Claim. As a condition precedent to the Executive’s right to be indemnified, the Executive must notify the Company in writing as soon as practicable of any Proceeding for which indemnity will or could be sought. With respect to any Proceeding of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Executive. After notice from the Company to the Executive of its election so to assume such defense, the Company shall not be liable to the Executive for any legal or other expenses subsequently incurred by the Executive in connection with such Proceeding, other than as provided below in this Section 1.4(e). The Executive shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Executive unless (i) the employment of counsel by the Executive has been authorized by the Company, (ii) counsel to the Executive shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and the Executive in the conduct of the defense of such Proceeding or (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel for the Executive shall be at the expense of the Company, except as otherwise expressly provided by this Amendment. The Company shall not be entitled, without the consent of the Executive, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Executive shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify the Executive under this Amendment for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(f)	Advancement of Expenses. Subject to the provisions of Section 1.4(g) of this Amendment, in the event that the Company does not assume the defense pursuant to Section 1.4(e) of this Amendment of any Proceeding of which the Company receives notice under this Amendment, any

Expenses incurred by or on behalf of the Executive in defending such Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by or on behalf of the Executive in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Executive to repay all amounts so advanced in the event that it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company as authorized in this Amendment. Such undertaking shall be accepted without reference to the financial ability of the Executive to make repayment.

(g)	Procedure for Indemnification. In order to obtain indemnification or advancement of Expenses pursuant to Sections 1.4(a), (b), (d) or (f) of this Amendment, the Executive shall submit to the Company a written request. Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 30 days after receipt by the Company of the written request of the Executive, unless with respect to requests under Sections 1.4(a), (b) or (f) the Company determines within such 30-day period that the Executive did not meet the applicable standard of conduct set forth in Section 1.4(a) or (b), as the case may be. Such determination, and any determination that advanced Expenses must be repaid to the Company, shall be made in each instance (i) by a majority vote of the directors of the Company consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (ii) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (iii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Company) in a written opinion, or (iv) by the stockholders of the Company.

(h)	Remedies. The right to indemnification or advancement of Expenses as provided by this Amendment shall be enforceable by the Executive in any court of competent jurisdiction. Unless otherwise required by law, the burden of proving that indemnification is not appropriate shall be on the Company. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Executive has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Section 1.4(g) that the Executive has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Executive has not met the applicable standard of conduct. The Executive’s expenses (of the type described in the definition of “Expenses” below) reasonably incurred in connection with successfully establishing the Executive’s right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Company.

(i)	Partial Indemnification. If the Executive is entitled under any provision of this Amendment to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Executive in connection with any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which the Executive is entitled.

(j)	Subrogation. In the event of any payment under this Amendment, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(k)	Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Amendment shall not be deemed exclusive of any other rights to which the Executive may be entitled under the Company’s Certification of Incorporation, the By-Laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding office for the Company. Nothing contained in this Amendment shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or the Executive against any expense, liability or loss incurred by it or the Executive in any such capacity, or arising out of the Executive’s status as such, whether or not the Executive would be indemnified against such expense, liability or loss under this Amendment; provided that the Company shall not be liable under this Amendment to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Executive has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(l)	Definitions. As used in this Amendment:

(i)	The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

(ii)	The term “Corporate Status” shall mean the status of a person who is or was a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

(iii)	The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against the Executive or amounts paid in settlement in connection with such matters.

(iv)	References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Amendment.

(m)	Savings Clause. If this Section 1.4 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Section 1.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n)	Applicable Law. Notwithstanding anything herein to the contrary, this Section 1.4 shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Executive may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of Expenses is sought. Such election shall be made, by a notice in writing to the Company, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General

Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the directors and officers, then the Executive shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.

(o)	Enforcement. The Company expressly confirms and agrees that it has entered into this Amendment in order to induce the Executive to continue to serve as an officer of the Company, among other things, and acknowledges that the Executive is relying upon this Amendment in continuing in such capacity.

(p)	Consent to Suit. In the case of any dispute under or in connection with this Section 1.4, the Executive may only bring suit against the Company in the Court of Chancery of the State of Delaware. The Executive hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, and the Executive hereby waives any claim the Executive may have at any time as to forum non conveniens with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Section 1.4 in any court of competent jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.

2.	Reference to and Effect on the Employment Agreement; Entire Agreement

2.1	On and after the date hereof, each reference to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Employment Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Employment Agreement. A reference to the Employment Agreement in any such instrument or document shall be deemed to be a reference to the Employment Agreement as amended hereby. This Amendment, together with the Employment Agreement, sets forth the entire agreement (the “Agreement”) of the parties hereto in respect of the subject matter contained herein and supercedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For avoidance of doubt, the parties confirm that the foregoing does not apply to or limit the Executive’s rights under Delaware law or the Company’s Certificate of Incorporation or By-Laws.

2.2	The provisions of the Employment Agreement shall remain in full force and effect except as amended or superseded by this Amendment, provided, that, except for the terms of the Employment Agreement providing continuation of base salary as severance payments, all other post-termination benefits referenced in the Employment Agreement are superceded by this Amendment.

2.3	This Amendment shall supercede the Severance Agreement between the Company and the Executive executed on November 20, 2000 in its entirety.

3.	Governing Law. Except as set forth in Section 1.4(n), the Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws. Except as set forth in Section 1.4(p), any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of the Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court.

4.	Section 409A of the Internal Revenue Code. All payments and benefits provided under this Amendment are intended to either comply with or be exempt from Section 409A of the Code and this Amendment shall be administered and construed accordingly. The Company makes no representations or warranty and shall have no liability to the Executive or any other person if any payments made under this Amendment are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

5.	Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform the Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform the Agreement, by operation of law or otherwise.

6.	Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

CURIS, INC.

By:	/s/ Mary Elizabeth Potthoff
Name:	Mary Elizabeth Potthoff
Title:	VP, General Counsel and Secretary

EXECUTIVE

/s/ Daniel R. Passeri
Name:	Daniel R. Passeri